Free Writing Prospectus pursuant to Rule 433 dated March 4, 2026

Registration Statement No. 333-284538

Leveraged Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (40% weighting), TOPIX (25% weighting), the FTSE® 100 Index (17% weighting), the Swiss Market Index (11% weighting) and the S&P/ASX 200 Index (7% weighting) as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) its final underlier level divided by its initial underlier level multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of between 1.55 and 1.82 (set on the trade date) times the basket return.

If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the basket underliers with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket underliers with lesser weights.

You should read the accompanying preliminary pricing supplement dated March 3, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40058Y2N1 / US40058Y2N10
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket underliers (each individually, a basket underlier):

the EURO STOXX 50® Index (Bloomberg symbol: “SX5E Index”); TOPIX (Bloomberg symbol: “TPX Index”); the FTSE® 100 Index (Bloomberg symbol: “UKX Index”); the Swiss Market Index (Bloomberg symbol: “SMI Index”); and the S&P/ASX 200 Index (Bloomberg symbol: “AS51 Index”)

Trade date:
Settlement date:	expected to be the third scheduled business day following the trade date
Determination date:	expected to be between 35 and 38 months following the trade date
Stated maturity date:	expected to be the second scheduled business day after the determination date
Payment amount at maturity (for each $1,000 face amount of your notes)
●
if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the basket return; or
●
if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return

Hypothetical Payment Amount At Maturity*

Note Performance
Basket Performance
Hypothetical Cash Settlement Amount as % of Face Amount
250
225
200
175
150
125
100
75
50
25
0
100%
100%
0
50
100
150
200
Hypothetical Final Basket Level as % of Initial Basket Level

	Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	175.000%	216.250%
	150.000%	177.500%
	125.000%	138.750%
	120.000%	131.000%
	110.000%	115.500%
	100.000%	100.000%
	75.000%	75.000%
	50.000%	50.000%
	25.000%	25.000%
	0.000%	0.000%
* assumes a participation rate of 155%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

Initial EURO STOXX 50® Index level:	to be determined on the trade date and will be an intra-day level or the closing level of the basket underlier on the trade date
Initial TOPIX level:	to be determined on the trade date and will be an intra-day level or the closing level of the basket underlier on the trade date
Initial FTSE® 100 Index level:	to be determined on the trade date and will be an intra-day level or the closing level of the basket underlier on the trade date
Initial Swiss Market Index level:	to be determined on the trade date and will be an intra-day level or the closing level of the basket underlier on the trade date
Initial S&P/ASX 200 Index level:	to be determined on the trade date and will be an intra-day level or the closing level of the basket underlier on the trade date
Final EURO STOXX 50® Index level:	the closing level of such basket underlier on the determination date
Final TOPIX level:	the closing level of such basket underlier on the determination date
Final FTSE® 100 Index level:	the closing level of such basket underlier on the determination date
Final Swiss Market Index level:	the closing level of such basket underlier on the determination date
Final S&P/ASX 200 Index level:	the closing level of such basket underlier on the determination date
Initial basket level:	100
Initial weighted value:

the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

	Basket Underlier	Initial Weight in Basket
	EURO STOXX 50® Index	40%
	TOPIX	25%
	FTSE® 100 Index	17%
	Swiss Market Index	11%
	S&P/ASX 200 Index	7%
Final basket level:

the sum of the following: (i) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (ii) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of TOPIX plus (iii) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (iv) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (v) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Participation rate:	expected to be between 155% and 182%
Estimated value range:	$935 to $965 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 3, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Underlier supplement no. 47 dated December 23, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 47, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 47, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date
▪
You May Lose Your Entire Investment in the Notes
▪
Your Notes Do Not Bear Interest
▪
The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the Basket Underliers

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary
Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 47:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:
▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the basket underlier sponsors for the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index and the issuer, see “The Underliers — EURO STOXX 50® Index”, “The Underliers — FTSE® 100 Index”, “The Underliers — Swiss Market Index” and “The Underliers — S&P/ASX 200 Index” on pages S-36, S-42, S-149 and S-107 of the accompanying underlier supplement no. 47, respectively.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by JPXI JPXI shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the securities.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.